U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On February 28, 2007, Emeritus Corporation (the “Company”) filed a current report under Form 8-K, Item 1.01 announcing the Company’s entry into a Purchase and Sale Agreement dated February 22, 2006, for the purchase of Fretus Investors LLC ("Fretus"), the owner of 24 assisted living facilities consisting of 1,651 units located in six states. Pursuant to the Master Lease described below, the Company operated these facilities as assisted living and memory care communities for seniors. On February 28, 2007, the Company consummated the transaction and purchased 100% of the outstanding membership interests in Fretus.

As a result of this acquisition, the Master Lease Agreement dated October 1, 2002 ("Master Lease"), among various subsidiaries and affiliates of Fretus and Emeritus Properties-NGH, L.L.C. and ESC-NGH, L.P., subsidiaries of the Company, was terminated effective as of February 28, 2007. The Master Lease had an initial term of 10 years and was renewable for two successive five year terms at our option. The base rent under the Master Lease was variable and was equal to the debt service on the Fretus's outstanding senior mortgage indebtedness secured by the properties, with a maximum annual base rent of approximately $7.2 million. The Fretus senior mortgage debt accrued interest at the London Interbank Offering Rate (LIBOR) plus 2.65%. The Company's annual base rent approximated the maximum base rent as of the termination date. In addition to the base rent, the lease also provided for percentage rent equal to a percentage (ranging from 7% to 8.5%) of gross revenues in excess of a specified threshold. The amount of additional rent expense for the year ended December 31, 2006, was $766,000, for total rent of approximately $7.9 million for the year ended December 31, 2006.

Under the purchase agreement, the purchase price for the membership interests of Fretus is incorporated in this Item 1.02 by reference to Item 2.03 below..

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the Purchase and Sale Agreement referred to in Item 1.02 above, the purchase price for the membership interests of Fretus was approximately $143.0 million plus closing costs, of which approximately $53.0 million was paid in cash and $90.0 million was outstanding mortgage debt assumed by the Company, which was refinanced in conjunction with this transaction.

Capmark Finance, Inc. ("Capmark") provided fixed rate mortgage financing of $132.0 million and variable rate mortgage financing of $8.0 million, pursuant to an Amended and Restated Loan Agreement dated February 28, 2007, by and among the 24 Fretus communities, Fretus Investors LLC, Emeritus Corporation and Capmark (the "Capmark Loan Facility"). Under the Capmark Loan Facility, the fixed rate loan has a term of five years and bears interest at 6.55% per annum (with a 1% exit fee payable when the debt is repaid, unless refinanced by Capmark), with monthly interest-only payments for two years and, thereafter, monthly payments of principal and interest based on a 25-year amortization, with the remaining balance due in full in February 2012. The variable rate loan has a term of three years with interest at 30-day LIBOR plus 1.8%, with the same exit fee terms and payment schedule as for the fixed component. The interest rate on the variable rate mortgage financing was 7.12% on the closing date. The indebtedness outstanding under the Capmark Loan Facility may be accelerated under customary circumstances, including payment defaults. The indebtedness outstanding under the Capmark Loan Facility is secured by the real property and all other tangible and intangible assets used in the operation of the 24 communities. The loan requires annual capital expenditures of at least $300 per unit, or approximately $495,000, for maintenance of the properties.

In conjunction with the Fretus transaction, CP’02 Pool LLC an entity in which Daniel R. Baty, the Company’s chairman of the board and chief executive officer, has a financial interest, provided $18.0 million of additional financing to the Company pursuant to a loan agreement dated as of February 28, 2007, by and among the Company and CP’02 Pool LLC. Approximately $5.0 million of this additional financing was used to fund the remaining portion of the Fretus acquisition, which included approximately $2.0 million in transaction costs. This additional financing is currently unsecured, matures in February 2009, bears interest at 9.0% per annum, and is payable in monthly installments of interest-only. The loan may be repaid, in whole or in part, at any time without penalty.

Item 8.01 Other Events

The Company issued a press release on February 28, 2007, announcing the consummation of the Fretus acquisition. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.  Description

99.1 Press Release dated February 28, 2007, EMERITUS ANNOUNCES PURCHASE OF 24 COMMUNITIES.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 6, 2007		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

INDEX TO EXHIBITS

Exhibit No.  Description

99.1 Press Release dated February 28, 2007, EMERITUS ANNOUNCES PURCHASE OF 24 COMMUNITIES.